EXHIBIT 10.4

[FORM OF]
CORN PROCUREMENT AND HANDLING AGREEMENT

by and between

PACIFIC ETHANOL [_________], LLC

and

PACIFIC AG. PRODUCTS, LLC

Dated as of June 29, 2010

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ARTICLE IX CONFIDENTIALITY		13

ARTICLE X FORCE MAJEURE		13

10.1	Events Constituting Force Majeure	13
10.2	Effect	14
10.3	Limitations	14

ARTICLE XI DISPUTE RESOLUTION		14

11.1	Attempts to Settle	14
11.2	Resolution by Expert	14
11.3	Arbitration	15
11.4	Consequential and Punitive Damages	15
11.5	Finality and Enforcement of Decision	15
11.6	Costs	15
11.7	Continuing Performance Obligations	15

ARTICLE XII MISCELLANEOUS PROVISIONS		15

12.1	Assignment	15
12.2	Cooperation in Financing	16
12.3	Not for Benefit of Third Parties	16
12.4	Amendments	16
12.5	Survival	16
12.6	No Waiver	16
12.7	Notices	16
12.8	Representations and Warranties	17
12.9	Counterparts and Execution	19
12.10	Governing Law	19
12.11	Severability	19
12.12	Successors and Assigns	19
12.13	Captions; Appendices	19

EXHIBIT
Exhibit A:	Specifications
Exhibit B:	Form of PEI Guaranty
Exhibit C:	Operating Protocol

ii

This CORN PROCUREMENT AND HANDLING AGREEMENT (this “Agreement”) is made and entered into as of June 29, 2010 by and between Pacific Ethanol [_________], LLC, a Delaware limited liability company (“[Plant Owner]”), and Pacific Ag. Products, LLC, a California limited liability company (“PAP”).  [Plant Owner] and PAP are each individually referred to herein as a “Party”, and collectively are referred to herein as the “Parties”.

RECITALS

A.           PAP provides grain services for denatured fuel ethanol production facilities owned by subsidiaries of Pacific Ethanol, Inc., a Delaware corporation (“PEI”).

B.           [Plant Owner] owns an approximately [__] million gallons-per-year denatured fuel ethanol production facility in [_______], [______] (the “Facility”) and has requested that PAP procure corn for the Facility.

C.           PAP desires to provide such procurement and handling services in accordance with and subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS

1.1   Definitions.  The following terms shall have the meanings set forth below when used in this Agreement:

“Act of Insolvency” means, with respect to any Person, any of the following:  (a) commencement by such Person of a voluntary proceeding under any jurisdiction’s bankruptcy, insolvency or reorganization law; (b) the filing of an involuntary proceeding against such Person under any jurisdiction’s bankruptcy, insolvency or reorganization law which is not vacated within 60 days after such filing; (c) the admission by such Person of the material allegations of any petition filed against it in any proceeding under any jurisdiction’s bankruptcy, insolvency or reorganization law; (d) the adjudication of such Person as bankrupt or insolvent or the winding up or dissolution of such Person; (e) the making by such Person of a general assignment for the benefit of its creditors (assignments for a solvent financing excluded); (f) such Person fails or admits in writing its inability to pay its debts generally as they become due; (g) the appointment of a receiver or an administrator for all or a substantial portion of such Person’s assets, which receiver or administrator, if appointed without the consent of such Person, is not discharged within 60 days after its appointment; or (h) the occurrence of any event analogous to any of the foregoing with respect to such Person occurring in any jurisdiction.

“Affiliate” of a specified Person means any corporation, partnership, sole proprietorship or other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified. The term “control” means the ownership, either direct or indirect, of twenty-five percent (25%) or more of the voting securities (or comparable equity interests) or other ownership interests of a Person, or the possession, either direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or any other means whatsoever.

“Agency Fee” means, as payment for the solicitation, proposal, negotiation and documentation of Bilateral Transactions, $0.50 per ton of corn delivered to [Plant Owner] pursuant to Bilateral Transactions.

“Agreement” means this Corn Procurement and Handling Agreement, including all Appendices, as the same may be modified, supplemented or amended from time to time in accordance with the provisions hereof.

“Bilateral Transaction” means, with respect to corn purchased by PAP for delivery to [Plant Owner], a transaction entered into by PAP with one or more Third Parties consisting of one or more forward sales of corn.

“[Plant Owner]” has the meaning assigned to such term in the Preamble.

“[Plant Owner] Indemnified Person” has the meaning assigned to such term in Section 9.1.

“[Plant Owner]’s Parties” means and includes, but is not limited to, employees, agents, contractors, subcontractors, invitees, and other Persons under [Plant Owner]’s Control or direction.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in Sacramento, California or New York, New York are required or authorized to be closed.

“Change of Control” has the meaning ascribed thereto in the Credit Agreement.

“Control” means, when used with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership or voting securities, by contract or otherwise.

“Credit Agreement” means the Credit Agreement, dated as of June 25, 2010, by and among Pacific Ethanol Holding Co. LLC, Pacific Ethanol Madera LLC, [Plant Owner], Pacific Ethanol Stockton, LLC, and Pacific Ethanol [_______], LLC, as Borrowers, Pacific Ethanol Holding Co. LLC, as Borrowers’ Agent, WestLB AG, New York Branch, as the administrative agent and the collateral agent, and the lenders parties thereto from time to time, as the same may be amended, supplemented or otherwise modified from time to time.

“Dispute” means a dispute, controversy or claim.

“Effective Date” means the date of execution of this Agreement.

“Environmental Law” means any statute, law, regulation, ordinance, rule, judgment, order, decree, legally binding directive or requirement, or any similar form of decision of or determination by, or any interpretation or administration of any of the foregoing by a Governmental Authority, relating to the environment, health or safety as affected by the environment or any Hazardous Materials as now or hereinafter in effect.

“Expert” means an expert having sufficient technical expertise to address the matter subject to a Dispute.

“Financing Documents” means any and all loan agreements, credit agreements (including the Credit Agreement), reimbursement agreements, notes, indentures, bonds, security agreements, pledge agreements, mortgages, guarantee documents, intercreditor agreements, subscription agreements, equity contribution agreements and other agreements and instruments relating to the financing (or refinancing) of the operation, ownership and maintenance of the Facility.

“Financing Parties” means the banks, lenders, noteholders and/or other financial institutions (or an agent or trustee thereof) party to the Financing Documents.

“Force Majeure Event” has the meaning assigned to such term in Section 10.1.

“Good Industry Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the corn procurement and handling industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. “Good Industry Practice” is not limited to a single set of optimum practices, methods or acts to the exclusion of others, but rather is intended to include acceptable practices, methods or acts generally accepted in the region.

“Governmental Authority” means any United States federal, state, municipal, local, territorial, or other governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body.

“Grain Handling Fee” means, as payment for the Grain Handling Services, $1.50 per ton of corn delivered to the Facility pursuant to Bilateral Transactions.

 “Grain Handling Services” means (a) receiving, unloading and conveying corn into the Storage Silos, (b) in the case of whole corn delivered to [Plant Owner], processing and hammering such whole corn and (c) conveying corn to the surge bin at the Facility.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; (b) any chemicals, materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollution,” “pollutants,” “regulated substances,” or works of similar import, under the Environmental Laws, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. §1801 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substances Control Act, as amended (42 U.S.C. § 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); or in the regulations promulgated pursuant to said laws; or (c) any other chemical, material, substance or waste declared to be hazardous, toxic, or polluting material by any Governmental Authority, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Authority.

“Late Payment Rate” means a rate of interest per annum equal to the Prime Rate plus two percent (2%).

“Law” means any law (including any Environmental Law), statute, act, legislation, bill, enactment, policy, treaty, international agreement, ordinance, judgment, injunction, award, decree, rule, regulation, interpretation, determination, requirement, writ or order of any Governmental Authority.

“Liabilities” has the meaning assigned to such term in Section 7.1.

“Loading/Offloading Facilities” means the rail spurs, barge and/or truck docks located at the Facility, and all grain and grain products loading and unloading equipment, including, but not limited to, all conveyors, lifts and elevators used in connection with movement of grain and grain products in and out of the Storage Silos.

“Monthly Date” means the last Business Day of each calendar month.

“NewCo” means New PE Holdco LLC, a Delaware limited liability company and the indirect owner on the date hereof of all the equity interests in [Plant Owner].

“PAP” has the meaning assigned to such term in the Preamble.

“PAP Indemnified Person” has the meaning assigned to such term in Section 7.2.

“PAP’s Parties” means and includes, but is not limited to, employees, agents, contractors, subcontractors, invitees, and other Persons under PAP’s Control or direction.

“Party” and “Parties” have the meanings assigned to such terms in the Preamble.

“PEI” has the meaning assigned to such term in the Recitals.

“Permits” means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Law, and shall include all environmental and operating permits and licenses that are required for the full use, occupancy, zoning and operation of the Facility.

“Person” means any individual, partnership, corporation, association, business, trust, government or political subdivision thereof, governmental agency or other entity.

“Prime Rate” means the rate per annum listed as the “Prime Rate” in the “Money Rates” section of the Wall Street Journal from time to time.

“Services” has the meaning assigned to such term in Section 2.1.

“Storage Silos” means the grain storage silos located at the Facility.

“Third Party” means any Person (other than PEI or a subsidiary thereof) that enters into a Bilateral Transaction with PAP.

1.2   Interpretation.  The following interpretations and rules of construction shall apply to this Agreement: (a) titles and headings are for convenience only and will not be deemed part of this Agreement for purposes of interpretation; (b) unless otherwise stated, references in this Agreement to “Sections,” “Appendices” or “Articles” refer, respectively, to Sections, Appendices or Articles of this Agreement; (c) “including” means “including, but not limited to”, and “include” or “includes” means “include, without limitation” or “includes, without limitation”; (d) ”hereunder”, “herein”, “hereto” and “hereof’, when used in this Agreement, refer to this Agreement as a whole and not to a particular Section or clause of this Agreement; (e) in the case of defined terms, the singular includes the plural and vice versa; (f) unless otherwise indicated, all accounting terms not specifically defined shall be construed in accordance with generally accepted accounting practices in the United States; (g) unless otherwise indicated, each reference to a particular Law is a reference to such Law as it may be amended, modified, extended, restated or supplemented from time to time, as well as to any successor Law thereto; (h) unless otherwise indicated, references to agreements shall be deemed to include all subsequent amendments, supplements and other modifications thereto; and (i) unless otherwise indicated, each reference to any Person shall include such Person’s successors and permitted assigns.

ARTICLE II
AGREEMENT

2.1   Agreement.  [Plant Owner] has engaged PAP to (i) solicit, negotiate, enter into and administer, on behalf of [Plant Owner], corn supply arrangements necessary and sufficient to allow [Plant Owner] to procure corn necessary to operate the Facility and (ii) provide Grain Handling Services at the Facility as more specifically described herein (collectively, the “Services”).

2.2   Entire Agreement.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and understandings among the Parties with respect to such subject matter. Nothing in this Agreement shall be construed as creating a partnership or joint venture between the Parties.

ARTICLE III
CORN PROCUREMENT

3.1   Appointment and Acceptance; Performance of Obligations.

(a)   Upon the terms and subject to the conditions of this Agreement and in furtherance of PAP’s obligation to perform the Services, [Plant Owner] hereby appoints PAP as its agent, with effect from and after the Effective Date, having such authority as may be necessary for it to perform the Services including the authority to take actions and execute documents in the name of [Plant Owner], and PAP accepts such appointment and agrees to perform its duties under this Agreement. On and after the Effective Date, [Plant Owner] shall have the right by notice to PAP to revoke or rescind all or any part of the authority granted to PAP hereunder or otherwise reduce or restrict the scope of the Services.

(b)   PAP shall perform Services hereunder in all material respects in accordance with this Agreement, applicable Laws, applicable Permits and Good Industry Practice and with the intent to minimize the cost of corn to [Plant Owner].

3.2   Limitations on Authority.

(a)   PAP shall solicit, negotiate and administer Bilateral Transactions on general terms and conditions that have been established pursuant to the operating protocol established pursuant to Section 3.5(b) and subject to the limitations contained in this Section 3.2. PAP shall communicate to prospective corn suppliers that all proposals for Bilateral Transactions are subject to the conditions set forth in clause (c) below and any other conditions agreed by the Parties in the operating protocol.

(b)   PAP, as agent for [Plant Owner] or otherwise on behalf of [Plant Owner], shall not and shall cause each of its agents, employees and representatives not to: (i) enter into, execute, suspend or terminate (or accept any termination of), (ii) amend, modify or supplement, (iii) give or accept waivers with respect to or (iv) take any action or omit to take any action with respect to, any Bilateral Transaction between [Plant Owner] and a Third Party, that would result in a violation of or a default under any Financing Document, unless the consent of the necessary Financing Party or Financing Parties, as the case may be, has theretofore been obtained by [Plant Owner].

(c)   Notwithstanding anything to the contrary herein, PAP shall not (i) solicit or propose any Bilateral Transaction with any Third Party that is the subject of an Act of Insolvency, (ii) solicit or propose any Bilateral Transaction which provides for the provision of corn in excess of the amount of corn required by [Plant Owner] (after giving effect to [Plant Owner]’s existing contractual obligations and the scheduling provisions set forth in Section 3.5(b) below), or (iii) enter into Bilateral Transactions in its name.

(d)   In the event of a breach or default by a Third Party under any Bilateral Transaction, PAP shall promptly notify [Plant Owner] of any such breach and default and provide [Plant Owner] from time to time with reasonably detailed information in respect of the same (including copies of all written communications in respect thereof). In the event of any such breach or default, PAP shall use commercially reasonable efforts to procure replacement corn.

(e)   [Plant Owner] and PAP expressly acknowledge and agree that: (i) this Agreement does not convey ownership or control over all or any part of the Facility from [Plant Owner] to PAP; and (ii) [Plant Owner] retains ultimate decision-making authority relating to the operation of the Facility, which authority may be exercised by [Plant Owner] in its discretion, provided that, except as otherwise specifically instructed by written direction from [Plant Owner] to PAP, PAP shall exercise its authority and fulfill its responsibility to perform the Services.

3.3   Obligations of [Plant Owner].  [Plant Owner] shall provide PAP with all information reasonably requested by PAP, and [Plant Owner] shall assist PAP as reasonably requested in connection with the Services provided hereunder. At the request of [Plant Owner], PAP will cause PEI to execute and deliver and maintain in full force and effect a guaranty in the form of Exhibit B hereto.

3.4   Transaction Reports.  Within 30 days after each Monthly Date occurring after the Effective Date, PAP shall deliver to [Plant Owner] a written summary of the Bilateral Transactions which were entered into or performed, in whole or in part, during the month ending on such Monthly Date.

3.5   Delivery Point; Operating Protocol; Nominations; Measurement.

(a)   PAP shall arrange for corn purchased pursuant to Bilateral Transactions to be delivered to [Plant Owner] at the truck, barge and/or rail receiving basin at the Facility specified  in the operating protocol described in Section 3.5(b).

(b)   PAP and [Plant Owner] shall use the agreed operating protocol with respect to the mechanics, timing and process for (i) determining how much corn is required to be purchased on any particular day from Third Parties, (ii) guidelines for the transmittal of solicitations or proposal of Bilateral Transactions and [Plant Owner]’s response to such solicitation or proposal, (iii) [Plant Owner] to communicate to PAP its corn requirements on a monthly, weekly and daily basis, (iv) determining the quantity of corn to be stored in the Storage Silos, and (v) administering the corn purchases contemplated by this Agreement. By mutual agreement, such operating protocol shall be updated from time to time thereafter. A copy of such protocol is attached hereto as Exhibit C.

(c)   All corn supplied under this Agreement shall conform to the minimum specifications set forth on Exhibit A hereto. Notwithstanding anything to the contrary herein, if PAP supplies the Facility with corn that fails to meet the minimum specifications set forth on Exhibit A and such failure was not caused by PAP, such failure will not be a breach of this Agreement provided that (x) PAP shall pursue any and all damages, price reductions and price refunds from the applicable Third Party with respect to any such failure and pass on such damages, price reductions and price refunds to [Plant Owner], (y) in the event of any such failure, PAP shall use commercially reasonable efforts to procure replacement corn and (z) in any event, PAP will not enter into any Bilateral Transactions which provide for a baseline corn quality that is materially worse than the minimum specifications set forth on Exhibit A.

(d)   On or before the date that is fifteen days prior to the end of a calendar month, [Plant Owner] shall provide PAP with a forecast of its projected monthly corn requirements for the following month.

(e)   PAP agrees to use its commercially reasonable efforts to procure corn according to “first official grades” performed at time of loading, and PAP shall use its commercially reasonable efforts to ensure that the corn conforms to the standards of #2 Yellow Corn, as determined by the National Grain & Feed Association. PAP shall have the right to collect samples of each shipment of corn delivered to [Plant Owner] under Bilateral Transactions at the point of unloading. [Plant Owner] shall have the right, upon reasonable notice and at reasonable times and at its expense, to request copies of the “first official grades” documentation that accompanies every shipment to confirm that the corn delivered to it under Bilateral Transactions meets the requirements of such Bilateral Transactions and the requirements of Section 3.5(b).

ARTICLE IV
COMPENSATION AND PAYMENT

As compensation to PAP for the performance of its services hereunder, [Plant Owner] shall pay PAP, in the manner and at the times specified in this Article IV, the Agency Fee and the Grain Handling Fee, all as further described herein.

4.1   Fees and Payments.

(a)   Following the last Business Day of each calendar month (each calendar month being referred to herein as a “Payment Period”) and within 15 days following receipt of an invoice from PAP in respect of such Payment Period, [Plant Owner] shall pay to PAP an amount equal to the Agency Fee and the Grain Handling Fee for such Payment Period; provided, however, that [Plant Owner] shall not be required to make payments to PAP in respect of any Bilateral Transactions for which [Plant Owner] has not received corn from the corresponding Third Party. In connection with each such invoice, PAP shall deliver to [Plant Owner] a statement detailing its calculations of the applicable Agency Fee and the applicable Grain Handling Fee.

(b)   If PAP defaults in its obligation to provide Services in accordance with the terms of this Agreement, then [Plant Owner] shall be entitled to set-off and deduct from current and/or future payments owed to PAP by [Plant Owner] an amount equal to the amount of any damage payments owed by PAP to [Plant Owner] as a result of PAP’s failure to perform hereunder.

4.2   Overdue Payments; Indemnity Payments.

(a)   If any Party shall fail to make any payment when due hereunder, such overdue payment shall accrue interest at the Late Payment Rate from the date originally due until the date paid.

(b)   Any indemnification payments received by PAP from a Third Party in respect of a Bilateral Transaction shall be paid to [Plant Owner] on or before the next payment date as determined in accordance with Section 4.1.

4.3   Billing Dispute.  If [Plant Owner] or PAP, in good faith, disputes the amount of any payment received by it or to be paid by it or set-off pursuant to Section 4.1 above, the disputing Party shall immediately notify the other Party of the basis for the dispute. The Parties will then meet and use their best efforts to resolve any such dispute. If any amount is ultimately determined to be due to or permitted to be set-off by [Plant Owner] or PAP (as the case may be), to the extent not previously paid or set-off, (a) PAP shall pay such amount to [Plant Owner] within five Business Days of such determination or (b) PAP may then set-off such amount (as the case may be).

4.4   Audit.  Notwithstanding the payment of any amount pursuant to this Article IV, [Plant Owner] shall remain entitled (upon reasonable prior notice, at reasonable times and at PAP’s corporate offices) and the administrative agent under the Credit Agreement (and its consultants, as directed by the administrative agent) shall be entitled (upon reasonable prior notice, not more than once per calendar quarter and at PAP’s corporate offices) to conduct a subsequent audit and review of (a) all Bilateral Transactions and related records to verify the amount of gross payments and damage payments and (b) the determination and calculation of the Agency Fee and the Grain Handling Fee, in each case for a period of two years from and after the end of the applicable Payment Period. If, pursuant to such audit and review, it is determined that any amount previously paid by [Plant Owner] to PAP was in excess of the amounts which should have been paid to PAP, [Plant Owner] shall advise PAP indicating such amount and reason the amount should not have been paid by [Plant Owner] and, subject to the next two sentences, PAP shall pay such amount to [Plant Owner] within five Business Days of such request along with interest accrued at the Late Payment Rate from the date originally paid until the date repaid to [Plant Owner]. If the Parties do not agree with respect to any item so noted, the Parties will then meet and use their best efforts to resolve the dispute. If the Parties are not able to resolve issues raised by such an audit and review, any disputed items will be resolved in accordance with the provisions of Article XI.

ARTICLE V
TERM

5.1   Term.  This Agreement shall be effective on the date hereof and, unless earlier terminated in accordance with its terms, shall continue in effect until and including the twelve-month anniversary of the date of this Agreement; provided, that [Plant Owner] may extend this Agreement for additional twelve-month periods, in each case by written notice to PAP delivered not less than 90 days prior to the end of the original or renewal term.

5.2   Termination by PAP.  PAP may terminate this Agreement by written notice to [Plant Owner], upon the occurrence of any of the following events, provided, that no such notice shall be required for a termination pursuant to clause (c) of this Section 5.2:

(a)   the failure by [Plant Owner] to make any payment, deposit or transfer required hereunder within 30 days after the date such payment, deposit or transfer is required to be made;

(b)   the failure of any statement, representation or warranty made by [Plant Owner] in this Agreement to have been correct in any material respect when made if such failure could reasonably be expected to have a material adverse effect on [Plant Owner]’s ability to perform its obligations under this Agreement;

(c)   the occurrence of an Act of Insolvency with respect to [Plant Owner]; or

(d)   the failure of [Plant Owner] to perform any of its material obligations under this Agreement and such failure continues for 30 days after receipt of written notice from PAP of such failure; provided, that such 30-day period shall be extended for up to an aggregate of 90 days so long as [Plant Owner] is diligently attempting to cure such failure.

5.3   Termination by [Plant Owner].  [Plant Owner] may terminate this Agreement by written notice to PAP, upon the occurrence of any of the following events, provided, that no such notice shall be required for a termination pursuant to clause (c) of this Section 5.3:

(a)   the failure by PAP to make any payment, deposit or transfer required hereunder within 30 days after the date such payment, deposit or transfer is required to be made;

(b)   the failure of any statement, representation or warranty made by PAP in this Agreement to have been correct in any material respect when made if such failure could reasonably be expected to have a material adverse effect on PAP’s ability to perform its obligations under this Agreement;

(c)   the occurrence of an Act of Insolvency with respect to PAP; or

(d)   the failure of PAP to perform any of its material obligations under this Agreement and such failure continues for 30 days after receipt of written notice from [Plant Owner] of such failure; provided, that such 30-day period shall be extended for up to an aggregate of 90 days so long as PAP is diligently attempting to cure such failure.

5.4   Change of Control.  This Agreement shall terminate 45 days after the occurrence of (i) any Change of Control with respect to [Plant Owner] or any transfer, assignment, sale or other disposition of more than a majority of the membership interests in PAP to any Person that is not an Affiliate of PEI or (ii) any transfer, assignment, sale or other disposition of all or substantially all of the assets comprising the Facility, in each case unless the Parties mutually agree to the contrary.

5.5   Replacement.  Notwithstanding any other provision of this Agreement, during the continuance of any default by PAP that would allow [Plant Owner] to terminate this Agreement pursuant to Section 5.3 or during the 30-day cure period provided in Section 5.3(d) (notwithstanding such cure period) if PAP fails to procure corn necessary to operate the Facility or during the continuance of any Force Majeure Event (including the effects thereof) that renders PAP unable to perform its obligations under this Agreement, then [Plant Owner] shall have the right to engage any other Person to provide the Services and PAP shall not be entitled to any compensation (including any Agency Fee or any Grain Handling Fee) with respect to any replacement services provided by such other Person.

ARTICLE VI
INSURANCE

6.1   PAP Insurance.  Without limiting any of the other obligations or liabilities of PAP under this Agreement, PAP shall at all times carry and maintain or cause to be carried and maintained, the minimum insurance coverage set forth in this Section:

(a)   PAP shall maintain or cause to be maintained (i) Workers’ Compensation insurance in compliance with the workers’ compensation laws of the states in which PAP provides Services as extended by the Broad Form All States Endorsements, the United States Longshoreman’s and Harbor Workers’ Coverage Endorsements on an if-any-exposure basis and the Voluntary Compensation Coverage Endorsement, and (ii) Employer’s Liability (including Occupational Disease) coverage with limits of not less than $1,000,000, which shall cover all of PAP’s employees engaged in providing services hereunder.

(b)   PAP shall maintain or cause to be maintained automobile liability insurance for owned (if any), non-owned and hired vehicles with combined single limits for bodily injury/property damage not less than $1,000,000 per occurrence and containing appropriate no-fault insurance provisions wherever applicable.

(c)   PAP will maintain or cause to be maintained commercial general liability insurance with a limit for bodily injury/property damage of not less than $1,000,000 per occurrence and $2,000,000 in the annual aggregate. Such coverage shall include premises/operations, explosion, collapse and underground property damage, broad form contractual, independent contractors, products/completed operations (including operator errors  and omissions), broad form property damage, personal injury and incidental professional liability (if not covered under product/completed operations and if commercially available).

(d)   PAP shall maintain or cause to be maintained umbrella liability insurance providing coverage limits in excess of those set forth in Section (a), (b) and (c) above. The limits of this umbrella coverage shall not be less than $10,000,000 per occurrence and in the annual aggregate.

(e)   PAP shall maintain or cause to be maintained pollution legal liability for sudden and accidental pollution for physical damage and bodily injury to third parties in an amount of $3,000,000 per occurrence and in the annual aggregate.

The terms and conditions of all insurance policies (including the amount, scope of coverage, deductibles, and self-insured retentions) shall be acceptable in all respects as of the Effective Date. All insurance carried pursuant to this Section shall conform to the relevant provisions of this Agreement and be with insurance companies which are rated “A-, X” or better by Best’s Insurance Guide and Key Ratings, or other insurance companies of recognized responsibility satisfactory to [Plant Owner]. [Plant Owner] shall be furnished with satisfactory evidence that the foregoing insurance is in effect and [Plant Owner] shall be notified 30 calendar days prior to the cancellation or material change of any such coverage. Coverage for the insurance under Section (c) and (d) above shall be written on a claims made basis provided that if the policy is not renewed, PAP shall obtain for the benefit of [Plant Owner] an extended reporting period coverage or “tail” of at least three years past the final day of coverage of such policy. PAP shall provide [Plant Owner] with evidence that such extended reporting period coverage or “tail” has been obtained. PAP agrees to ensure that the insurance policies outlined in this Section require the insurer to waive subrogation against [Plant Owner], the Financing Parties and their respective Affiliates together with their respective officers, directors, Affiliates and employees and all such Persons shall be an additional insured as their interests may appear with respect to all policies procured by PAP.

6.2   PAP Insurance Premiums and Deductibles.  All premiums for insurance coverage procured by PAP pursuant to Section 6.1 shall be reimbursed by [Plant Owner] upon demand. PAP shall be liable for the payment of all deductibles on insurance policies obtained pursuant to Section 6.1, which amounts shall not be reimbursed by [Plant Owner], provided that, to the extent that a claim under a policy described in Section 6.1 is attributable to [Plant Owner]’s (including its employees’ or agents’) gross negligence or willful misconduct, [Plant Owner] shall be liable for the entire amount of such deductible. In no event shall any premiums, deductibles or any losses in excess of insurance coverage be a reimbursable cost hereunder.

ARTICLE VII
INDEMNIFICATION

7.1   [Plant Owner]’s Indemnity.  [Plant Owner] shall defend, indemnify and hold harmless PAP and its Affiliates (and each officer, director, employee, shareholder, partner, member or agent of PAP and its Affiliates) (each, a “[Plant Owner] Indemnified Person”) from and against any and all third party claims, actions, damages, expenses (including reasonable and documented attorneys’ fees and expenses), losses, settlements or liabilities (collectively, “Liabilities”) incurred or asserted against any [Plant Owner] Indemnified Person (a) as a result of any failure on the part of [Plant Owner] to perform [Plant Owner]’ s obligations under this Agreement, or (b) arising out of or in any way connected with the grossly negligent acts or omissions of [Plant Owner] or its Affiliates.

7.2   PAP’s Indemnity.  PAP shall defend, indemnify and hold harmless [Plant Owner] and its Affiliates (and each officer, director, employee, shareholder, partner, member or agent of [Plant Owner] and their Affiliates) (each, a “PAP Indemnified Person”) from and against any and all third party Liabilities incurred or asserted against any PAP Indemnified Person (a) as a result of any failure on the part of PAP to perform its obligations under this Agreement, or (b) arising out of or in any way connected with the grossly negligent acts or omissions of PAP or its Affiliates.

ARTICLE VIII
LIABILITIES OF THE PARTIES

8.1   No Consequential or Punitive Damages.  In no event shall either Party be liable to any other Party by way of indemnity or by reason of any breach of contract or of statutory duty or by reason of tort (including negligence or strict liability) or otherwise for any loss of profits, loss of revenue, loss of use, loss of production, loss of contracts or for any incidental, indirect, special or consequential or punitive damages of any other kind or nature whatsoever that may be suffered by such other Party, including any losses for which such other Party has insurance to the extent proceeds of insurance have been recovered for such losses.

ARTICLE IX
CONFIDENTIALITY

Each Party and its Affiliates will treat as confidential the data and information (including, but not limited to data and information relating to this Agreement and other operating data and information) in their possession regarding the Facility, the other Party or any Affiliate of any other Party, unless: (a) the applicable other Party agrees in writing to the release of such data or information; (b) such data or information becomes publicly available other than through the wrongful actions of the disclosing Party or the disclosing Party’s Affiliate; (c) such data or information was in the possession of the receiving Party or the receiving Party’s Affiliate prior to receipt thereof from the disclosing Party with no corresponding confidentiality obligation; or (d) such data or information is required by Law to be disclosed. Notwithstanding the generality of the foregoing, any Party may disclose data and information to (i) the officers, directors, managers, partners, members, employees and Affiliates of such Party, (ii) any successors in interest and permitted assigns of such Party, (iii) any actual or potential Financing Parties or actual or potential lenders to PEI or any subsidiary thereof, and (iv) any potential equity investors in PEI or acquirer of all or any of the equity interests in NewCo or any subsidiary thereof; provided, that any Person who receives confidential data and information pursuant to an exception contained in clauses (ii)-(iv) of this Article agrees to similar confidentiality provisions.

ARTICLE X
FORCE MAJEURE

10.1   Events Constituting Force Majeure.  As used herein, “Force Majeure Event” means any cause(s) which render(s) a Party wholly or partly unable to perform its obligations under this Agreement (other than obligations to make payments when due), and which are neither reasonably within the control of such Party nor the result of the fault or negligence of such Party, and which occur despite all reasonable attempts to avoid, mitigate or remedy, and shall include acts of God, war, riots, civil insurrections, cyclones, hurricanes, floods, fires, explosions, earthquakes, lightning, storms, chemical contamination, epidemics or plagues, acts or campaigns of terrorism or sabotage, blockades, embargoes, accidents or interruptions to transportation not caused by PAP, trade restrictions, acts of any Governmental Authority after the date of this Agreement, strikes and other labor difficulties (other than with respect to its own employees) not caused by PAP, mechanical breakdowns, and other events or circumstances beyond the reasonable control of such Party.

10.2   Effect.  A Party claiming relief as a result of a Force Majeure Event shall give the other Party written notice within five Business Days of becoming aware of the occurrence of the Force Majeure Event, or as soon thereafter as practicable, describing the particulars of the Force Majeure Event, and will use reasonable efforts to remedy its inability to perform as soon as possible. If the Force Majeure Event (including the effects thereof) continues for fifteen consecutive days, the affected Party shall report to the other Party the status of its efforts to resume performance and the estimated date thereof.  If the Force Majeure Event (including the effects thereof) continues for 180 consecutive days, either Party may terminate this Agreement for convenience. If the affected Party was not able to resume performance prior to or at the time of the report to the other Party of the onset of the Force Majeure Event, then it will report in writing to the other Party when it is again able to perform. If a Party fails to give timely notice, the excuse for its non-performance shall not begin until notice is given.

10.3   Limitations.  Any obligation(s) of a Party (other than an obligation to make payments when due) may be temporarily suspended during any period such Party is unable to perform such obligation(s) by reason of the occurrence of a Force Majeure Event, but only to the extent of such inability to perform, provided, that:

(a)   the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event; and

(b)   the Party claiming the occurrence of the Force Majeure Event bears the burden of proof.

ARTICLE XI
DISPUTE RESOLUTION

11.1   Attempts to Settle.  In the event that a Dispute between the Parties arises under, out of or in relation to, this Agreement, the Parties shall attempt in good faith to settle such Dispute by mutual discussions within fifteen Business Days after the date that an aggrieved Party gives written notice of the Dispute to the other Party. In the event that a Dispute is not resolved by discussion in accordance with the preceding sentence within the time period set forth therein, the Parties shall refer the Dispute to their respective senior officers for further consideration and attempted resolution within fifteen Business Days after the Dispute has been referred to such individuals (or such longer period as the Parties may agree).

11.2   Resolution by Expert.  If the Parties shall have failed to resolve the Dispute within fifteen Business Days after the date that the Parties referred the Dispute to their senior officers, then, provided the Parties shall so agree, the Dispute may be submitted for resolution by an Expert, such Expert to be appointed by the mutual agreement of the Parties. Proceedings before an Expert shall be held in Sacramento, California (or any other location agreed to by the Parties). The Expert shall apply to such proceedings the substantive law of the State of New York in effect at the time of such proceedings. The decision of the Expert shall be final and binding upon the Parties. In the event that (a) the Parties cannot agree on the appointment of an Expert within ten Business Days after the date that the Parties agreed to submit the Dispute for resolution by the Expert or (b) the Expert fails to resolve such Dispute within 60 days after the Parties have submitted such Dispute to the Expert, then any Party may file a demand for arbitration in writing in accordance with Section 11.3.

11.3   Arbitration.  Any Dispute that has not been resolved following the procedures set forth in Section 11.1 or 11.2 shall be settled by binding arbitration in Sacramento, California (or any other location agreed to by the Parties) before a panel of three arbitrators. Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date of execution of this Agreement. Such arbitration shall be governed by the laws of the State of New York. If arbitration proceedings have been initiated pursuant to this Section 11.3 and raise issues of fact or law which, in whole or in part, are substantially the same as issues of fact or law already pending in arbitration proceedings involving the applicable Parties, such issues shall be consolidated with the issues in the ongoing proceedings. THE PARTIES HEREBY AGREE THAT THE PROCEDURES SET FORTH IN THIS SECTION 11.3 SHALL BE THE EXCLUSIVE DISPUTE RESOLUTION PROCEDURES APPLICABLE TO ANY DISPUTE, CONTROVERSY OR CLAIM UNDER THIS AGREEMENT AND, EXCEPT AS SET FORTH IN SECTION 11.5, THE PARTIES HEREBY WAIVE ALL RIGHTS TO A COURT TRIAL OR TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CONTROVERSY OR CLAIM UNDER THIS AGREEMENT.

11.4   Consequential and Punitive Damages.  Awards of Experts and arbitral panels shall be subject to the provisions of Article VIII.

11.5   Finality and Enforcement of Decision.  Any decision or award of an Expert or a majority of an arbitral panel, as applicable, shall be final and binding upon the Parties. Each of the Parties agrees that the arbitral award may be enforced against it or its assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

11.6   Costs.  The costs of submitting a Dispute to an Expert shall be shared equally among the Parties, unless the arbitral panel or the Expert determines otherwise. The costs of arbitration shall be paid in accordance with the decision of the arbitral panel pursuant to the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date of execution of this Agreement.

11.7   Continuing Performance Obligations.  While a Dispute is pending, each Party shall continue to perform its obligations under this Agreement, unless such Party is otherwise entitled to suspend its performance hereunder or terminate this Agreement in accordance with the terms hereof.

ARTICLE XII
MISCELLANEOUS PROVISIONS

12.1   Assignment.  No Party shall assign this Agreement or any of its rights or obligations hereunder without first obtaining the prior written consent of (a) in the case of [Plant Owner], PAP, or (b) in the case of PAP, [Plant Owner], provided, that either Party shall be entitled to assign its rights hereunder (as collateral security or otherwise) for financing purposes (including a collateral assignment by [Plant Owner] to any Financing Parties) without the consent of the other Party.

12.2   Cooperation in Financing.  PAP shall use its reasonable efforts to execute, acknowledge and deliver any and all further documents and instruments, and to take any other actions, which may be necessary to satisfy the reasonable requests of any Financing Party or prospective Financing Party in connection with the financing of the Facility.

12.3   Not for Benefit of Third Parties.  Except as otherwise expressly provided in this Agreement, each and every provision hereof is for the exclusive benefit of the Parties hereto and is not for the benefit of any third party.

12.4   Amendments.  No Party hereto shall be bound by any termination, amendment, supplement, waiver or modification of any term hereof unless such Party shall have consented thereto in writing.

12.5   Survival.  Cancellation, expiration or earlier termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such cancellation, expiration or termination, including remedies, limitations on liability, promises of payment, indemnity and confidentiality. Without limiting the generality of the foregoing, the following provisions of this Agreement shall survive: Articles IV, VII, VIII, IX, XI and XII.

12.6   No Waiver.  No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, shall constitute a waiver of such rights or of any other rights hereunder.

12.7   Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed sufficiently given (a) upon delivery, if delivered personally, (b) the day the notice is received, if it is delivered by overnight courier or certified or registered mail, postage prepaid, or (c) upon the effective receipt of electronic transmission, facsimile, telex or telegram (with effective receipt being deemed to occur upon the sender’s receipt of confirmation of successful transmission of such notice or communication), to the addresses set forth below or such other address as the addressee may have specified in a notice duly given to sender as provided herein:

If to PAP:

Pacific Ag. Products, LLC
31375 Great Western Dr.
Windsor, CO 80550

with a copy to:

Pacific Ag. Products, LLC
c/o Pacific Ethanol, Inc.
400 Capitol Mall
Suite 2060
Sacramento, California  95814
Attention:         Neil Koehler
Telephone:       (530) 750-3017
Facsimile:          (530) 309-4172

If to [Plant Owner]:

Pacific Ethanol [_________], LLC
c/o JT Miller Group LLC
777 Campus Commons Road # 200
Sacramento, California, 95825
Attention:         John Miller
Telephone:       (916) 565-7422
Facsimile:          (916) 565-7423

with a copy, so long as PEI is the “Manager” under the “Asset Management Agreement” as defined in the Credit Agreement, to:

Pacific Ethanol, Inc.
400 Capitol Mall, Suite 2060
Sacramento, CA 95814
Attention: General Counsel
Facsimile:                      (916) 446-3936

12.8     Representations and Warranties.

12.8.1  PAP’s Representations and Warranties.  PAP represents and warrants to [Plant Owner], as of the date hereof, as follows:

12.8.1.1   Due Formation.  PAP (a) is a limited liability company duly formed and validly existing under the laws of the State of California, (b) has the requisite power and authority to own its properties and carryon its business as now being conducted and currently proposed to be conducted and to execute, deliver and perform its obligations under this Agreement, and (c) is qualified to do business in the State of Oregon and in every other jurisdiction in which failure so to qualify could be reasonably be expected to have a material adverse effect on PAP’s ability to perform its obligations hereunder.

12.8.1.2   Authorization; Enforceability.  PAP has taken all action necessary to authorize it to execute, deliver and perform its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of PAP enforceable in accordance with its terms, subject to bankruptcy, reorganization, moratorium or other similar laws affecting the enforcement of the rights of creditors generally and subject to general principles of equity.

12.8.1.3   No Conflict.  The execution, delivery and performance by PAP of this Agreement does not and will not (a) violate any Law applicable to PAP, (b) result in any breach of PAP’s constituent documents or (c) conflict with, violate or result in a breach of or constitute a default under any agreement or instrument to which PAP or any of its properties or assets is bound or result in the imposition or creation of any lien or security interest in or with respect to any of PAP’s property or assets, other than in each case any such violations, conflicts, breaches or impositions which could not be reasonably be expected to have a material adverse effect on PAP’s ability to perform its obligations hereunder.

12.8.1.4   No Authorization.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority (other than those which have been obtained) is required for the due execution, delivery and performance by PAP of this Agreement, other than any such authorizations, approvals or actions the failure of which to obtain could not be reasonably be expected to have a material adverse effect on PAP’s ability to perform its obligations hereunder.

12.8.1.5   Litigation.  PAP is not a party to any legal, administrative, arbitration or other proceeding, and, to PAP’s knowledge, no such proceeding is threatened, which could be reasonably be expected to have a material adverse effect on PAP’s ability to perform its obligations hereunder.

12.8.2  [Plant Owner]’s Representations and Warranties.  [Plant Owner] represents and warrants to PAP, as of the date hereof, as follows:

12.8.2.1   Due Formation.  [Plant Owner] (a) is a limited liability company duly formed and validly existing under the laws of the State of Delaware, (b) has the requisite power and authority to own its properties and carry on its business as now being conducted and currently proposed to be conducted and to execute, deliver and perform its obligations under this Agreement, and (c) is qualified to do business in the State of [______] and in every other jurisdiction in which failure so to qualify could be reasonably be expected to have a material adverse effect on [Plant Owner]’s ability to perform its obligations hereunder.

12.8.2.2   Authorization; Enforceability.  [Plant Owner] has taken all action necessary to authorize it to execute, deliver and perform its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of [Plant Owner] enforceable in accordance with its terms, subject to bankruptcy, reorganization, moratorium or other similar laws affecting the enforcement of the rights of creditors generally and subject to general principles of equity.

12.8.2.3   No Conflict.  The execution, delivery and performance by [Plant Owner] of this Agreement does not and will not (a) violate any Law applicable to [Plant Owner], (b) result in any breach of [Plant Owner]’ s constituent documents or (c) conflict with, violate or result in a breach of or constitute a default under any agreement or instrument to which [Plant Owner] or any of its properties or assets is bound or result in the imposition or creation of any lien or security interest in or with respect to any of [Plant Owner]’s property or assets, other than in each case any such violations, conflicts, breaches or impositions which could not be reasonably be expected to have a material adverse effect on [Plant Owner]’s ability to perform its obligations hereunder.

12.8.2.4   No Authorization.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority (other than those which have been obtained) is required for the due execution, delivery and performance by [Plant Owner] of this Agreement, other than any such authorizations, approvals or actions the failure of which to obtain could not be reasonably be expected to have a material adverse effect on [Plant Owner]’s ability to perform its obligations hereunder.

12.8.2.5   Litigation.  [Plant Owner] is not a party to any legal, administrative, arbitration or other proceeding, and, to [Plant Owner]’s knowledge, no such proceeding is threatened, which could be reasonably be expected to have a material adverse effect on [Plant Owner]’s ability to perform its obligations hereunder.

12.9     Counterparts and Execution.  This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same agreement.

12.10   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws thereof.

12.11   Severability.  In the event anyone or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic and practical effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

12.12   Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

12.13   Captions; Appendices.  Titles or captions of sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, describe or otherwise affect the scope of meaning of this Agreement or the intent of any provision hereof.  All appendices attached hereto shall be considered a part hereof as though fully set forth herein.

[THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, this Corn Procurement and Handling Agreement has been duly executed by the Parties hereto as of the date first written above.

PACIFIC ETHANOL [__________], LLC

By: _______________________________
Name:
Title:

PACIFIC AG. PRODUCTS, LLC

By: /s/ Neil Koehler
Name: Neil Koehler
Title: CEO

[Signature Page to Corn Procurement Agreement – Boardman]